 Exhibit 99.1

FOR IMMEDIATE RELEASE:	Monday, August 28, 2017

SIMMONS BANK ANNOUNCES ACQUISITION OF HEARTLAND BANK

THROUGH PUBLIC AUCTION

Pine Bluff, Arkansas – Simmons Bank (“Simmons”) announced today that it was the successful bidder at a public auction of all of the capital stock of Heartland Bank (Little Rock, Arkansas) (“Heartland”). The auction was held this morning in order to satisfy certain indebtedness of Rock Bancshares, Inc., Heartland’s holding company. As the successful bidder, Simmons is now Heartland’s sole shareholder.

“Heartland’s challenging circumstances have been well publicized over the past several months,” said Marty Casteel, Simmons’ Chairman, President and Chief Executive Officer. “Simmons’ immediate goal is to create a stable environment for that bank to continue providing its customers with the products and services they need.”

Larry Bates has assumed the role of Heartland’s Chairman, President and Chief Executive Officer. “Larry is a fantastic leader with years of banking experience,” Casteel added, “and I am confident in his ability to manage the day-to-day affairs of this institution.”

Bates noted, “I am excited about this opportunity and look forward to joining with Heartland’s associates as we work to enhance the organization and service its customers.” Steve Wade and Lisa Hunter were also named Executive Vice Presidents of Lending and Operations, respectively.

Following the auction, Simmons and Heartland remain separately chartered state banks, although Simmons is evaluating its next steps with respect to the institution.

About Simmons Bank

Simmons Bank (Member FDIC) is an Arkansas state-chartered bank that started as a community bank in 1903. Through the decades, Simmons has developed a full suite of financial products and services designed to meet the needs of individual consumers and business customers alike. Simmons has over 150 locations throughout Arkansas, Kansas, Missouri and Tennessee. It is the subsidiary bank for Simmons First National Corporation, a publicly-traded bank holding company headquartered in Pine Bluff, Arkansas.  For more information, visit http://www.simmonsbank.com/.

FOR MORE INFORMATION CONTACT:

Caroline Makris

Vice President, Marketing

Simmons Bank

(870) 541-1000